REVOLVING CREDIT LOAN AGREEMENT

     THIS REVOLVING CREDIT LOAN AGREEMENT ("Loan Agreement"), dated this ___ day of January, 1998, is by and between CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership, whose address is One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421-2931 (the "Borrower"), and SOUTHTRUST BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the statutes of the United States of America, with offices at 420 North 20th Street, Commercial Real Estate Group, 11th Floor, Birmingham, Alabama 35203 (the "Bank").

                         R E C I T A L S

     Borrower has requested that the Bank commit to make loans and advances to it on a revolving credit basis in an amount not to exceed at any one time outstanding the principal sum of TWENTY MILLION DOLLARS ($20,000,000) (or, if lesser, the Borrowing Base described herein) for the purpose of providing working capital for pre-development expenses, development costs, equity investments, repayment of existing indebtedness, certain distributions to limited partners (as allowed herein), and for general corporate purposes. The Bank has agreed to make establish such credit facility on the terms and conditions herein set forth.

     NOW, THEREFORE, incorporating the Recitals set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

                          ARTICLE I:
                DEFINITIONS AND ACCOUNTING TERMS

     1.1 Certain Defined Terms. For the purposes of this Loan Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of such terms) unless the context otherwise requires:

     "Adjusted Loan Amount" means the lesser of (a) an eighty-five percent (85%) loan-to-value ratio of the Mortgaged Properties, such loan-to-value ratio to be calculated based upon the appraised values given to the Mortgaged Properties in current appraisals complying with the Bank's standard appraisal requirements, or (b) the combined Net Operating Income from the Mortgaged Properties as of each July 1, January 1, April 1 and October 1, as the case may be, based upon the then immediately preceding twelve (12) month period, divided by 1.15 with the resulting figure being further divided by the applicable mortgage constant of 8.81 (as such mortgage constant may be adjusted from time to time in Bank's reasonable judgment based upon Bank's then current permanent loan underwriting criteria for comparable projects), or (c) Twenty Million Dollars ($20,000,000).

     "Affiliate" means as to any Person, any other Person which, directly or indirectly, owns or controls, on an aggregate basis including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least ten percent (10%) of the outstanding shares of Capital Stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other governing body (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have contingency) of such Person or at least ten percent (10%) of the partnership or other ownership interest of such Person; or which controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, a pension fund, university or other endowment funds, mutual fund investment company or similar fund having a passive investment intent owning such a ten percent (10%) or greater interest in a Person shall not be deemed an Affiliate of such Person unless such pension, mutual, endowment or similar fund either (i) owns fifty percent (50%) or more of the Capital Stock or other ownership interest in such Person, or (ii) has the right or power to select one or more members of such Person's board of directors or other governing body.

     "Applicable Law" means, in respect of any Person, all provisions of statutes, rules, regulations and orders of any governmental authority applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the person in question is a party.

     "Borrowing Base" is the limitation on the aggregate Revolving Credit Loan indebtedness which may be outstanding at any time during the term of this Agreement. The Borrowing Base will be calculated each July 1, January 1, April 1 and October 1 during the term hereof. The Borrowing Base will be an amount not to exceed the Borrower's Adjusted Loan Amount.

     "Business Day" means a banking business day of the Bank.

     "Capital Stock" means, as to any Person, any and all shares, interests, warrants, participations or other equivalents (however designated) of corporate stock of such Person.

     "Capitalized Value" means an amount, calculated as of any date, equal to the quotient of (a) the sum of (i) Borrower's Funds From Operations during the most recent quarter end, annualized plus
(ii) the Interest Expense used in calculating Borrower's Funds
From Operations pursuant to clause (i) above, plus (iii) the annualized base rental income from tenants which have executed leases in completed projects and in projects scheduled for completion during the twelve month period subsequent to such date, and (b) nine percent (.09).

     "CBL Holdings" means CBL Holdings I, Inc., a Delaware corporation and the sole general partner of Borrower.

     "CBL Management, Inc." means CBL & Associates Management,
Inc., a Delaware corporation.

     "CBL Mortgages" means, collectively, the mortgages and/or deeds of trust with security agreements and assignments of rents and leases and related amendments executed contemporaneously herewith by Kingston Overlook Limited Partnership with respect to the Kingston Overlook Shopping Center in Knoxville, Tennessee, by Cary Limited Partnership with respect to the Devonshire Place Shopping Center in Cary, North Carolina, and by Massard Crossing Limited Partnership with respect to the Massard Crossing Shopping Center in Ft. Smith, Arkansas (such mortgages covering the properties described in Exhibit A attached hereto and made a part hereof) together with such other affiliates of the Borrower who may hereafter execute and deliver to Bank a CBL Mortgage as referred to in Section 4.1(e) hereof.

     "CBL Properties, Inc." means CBL & Associates Properties, Inc., a Delaware corporation and a qualified public REIT and the sole owner of CBL Holdings, and who has guaranteed payment and performance of the Borrowers obligations hereunder pursuant to its Guaranty Agreement of even date herewith in favor of the Lender.

     "Closing Date" means the date set out in the first paragraph of this Loan Agreement.

     "Combined" means, as to any calculation hereunder, that such calculation shall be made on a combined basis for Borrower, CBL Properties, Inc. and CBL Management, Inc., with each such calculation being made, (a) in respect of Borrower, on a consolidated basis for Borrower and its Subsidiaries, (b) in respect of CBL Properties, Inc., on a consolidated basis for CBL Properties, Inc. and its Subsidiaries, and (c) in respect of CBL Management, Inc., on a consolidated basis for CBL Management, Inc. and its Subsidiaries.

     "Contingent Obligations" means, for any Person, any material commitment, undertaking, Guarantee or material obligation constituting a continuing liability under GAAP, but only to the extent the same are required to be reflected on such Persons' audited financial statements.

     "Debt Coverage Ratio" means, as of any date the same is calculated, the ratio of (a) EBITDA for the fiscal quarter ending on or most recently ended prior to such date to (b) Debt Service during such fiscal quarter, in each case calculated on a Combined basis in accordance with GAAP.

     "Debt Service" means, with respect to Borrower, CBL Properties, Inc., and their respective Subsidiaries for any period, the sum of (a) Interest Expense of Borrower, CBL Properties, Inc. and their respective Subsidiaries for such period, plus (b) regularly scheduled principal payments on Indebtedness of Borrower, CBL Properties, Inc. and their respective Subsidiaries during such period other than any regularly scheduled principal payment payable on any Indebtedness which prepays such Indebtedness in full, to the extent the amount of such final scheduled principal payment is greater than the scheduled principal payment immediately preceding such final scheduled principal payment, determined in each case on a Combined basis in accordance with GAAP. For purposes of this definition, a voluntary prepayment of Indebtedness shall not constitute a regularly scheduled principal payment even if, under the terms of the agreement governing such Indebtedness, the notice of prepayment has the effect of causing the amount of the prepayment to become due and payable on the date set for such notice of such prepayment.

     "EBITDA" means, for any period, the sum of (i) Net Income of Borrower, CBL Properties, Inc. and their respective Subsidiaries for such period (excluding equity in net earnings (or loss) of their Unconsolidated Affiliates), plus (ii) depreciation and amortization expense and other non-cash charges of Borrower, CBL Properties, Inc. and their respective Subsidiaries for such period, plus (iii) interest expense of Borrower, CBL Properties, Inc. and their respective Subsidiaries for such period, plus (iv) income tax expense in respect of such period, plus (v) cash dividends and distributions actually received by Borrower, CBL Properties, Inc. and their respective Subsidiaries during such period from Unconsolidated Affiliates, plus (vi) extraordinary losses (and any unusual losses arising in or outside the ordinary course of business of Borrower, CBL Properties, Inc. and their respective Subsidiaries not included in extraordinary losses determined in accordance with GAAP that have been reflected in the determination of Net Income) for such period, minus (vii) extraordinary gains of Borrower, CBL Properties, Inc. and their respective Subsidiaries (and any unusual gains arising in or outside the ordinary course of business of Borrower, CBL Properties, Inc. or such respective Subsidiaries not included in extraordinary gains determined in accordance with GAAP that have been reflected in the determination of Net Income) for such period, determined in each case on a Combined basis in accordance with GAAP.

     "Environmental Laws" means all applicable local, state or federal laws, rules or regulations pertaining to environmental regulation, contamination or cleanup, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 or any state lien or superlien or environmental cleanup statutes.

     "Event of Default" has the meaning assigned to that phrase in
Section 8.

     "Funds from Operations" means, as to any period, an amount equal to (a) income (or loss) from operations of Borrower, CBL Properties, Inc. and their respective Subsidiaries for such period, plus (b) depreciation and amortization, plus (or minus) (c) to the extent not included in clause (a) above, gain (loss) on the sales of outparcels made in the ordinary course of business, and after adjustments for Unconsolidated Affiliates, determined in each case on a Combined basis in accordance with GAAP. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis.

     "GAAP" means generally accepted accounting principles applied on a basis consistent with those which are to be used in making the calculations for purposes of determining compliance with this Agreement. All calculations made for the purposes of determining compliance with this Agreement shall (except as may be otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in preparation of the annual and quarterly financial statements of CBL Properties, Inc. furnished to the Securities and Exchange Commission.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against losses in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hazardous Substances" means and includes all hazardous and toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), or any other similar substances or materials which are included under or regulated by any applicable Environmental Laws.

     "Indebtedness" means, as applied to any Person at any time, without duplication (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto; (ii) with respect to letters of credit issued for such Person's account; (iii) under agreements for the prospective purchase or repurchase assets other than obligations arising under unexercised option agreements; (iv) to make future investments in any Person; (v) to pay the deferred purchase price of property or services previously purchased or rendered, except unsecured trade accounts payable and accrued expenses required to be capitalized in accordance with GAAP; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such Person is otherwise obligated on such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of any foreign exchange contract or any interest rate swap, cap or collar agreement or similar arrangement, net of liabilities owed to such Person by the counterparties thereon; (d) all shares of Capital Stock or equivalent ownership interest subject (upon the occurrence of any contingency or otherwise) to mandatory redemption prior to the date the Loan is scheduled to be repaid in full; (e) obligations of others to the extent Guaranteed by such Person or to the extent such Person is otherwise liable on a recourse basis; and
(f) such Person's pro rata share of non-recourse Indebtedness of a partnership in which such Person is a partner (it being understood that the remaining portion of such non-recourse partnership Indebtedness shall not constitute Indebtedness of such Person).

     "Interest Coverage Ratio" means, as of any date the same is calculated, the ratio of (a) EBITDA for the fiscal quarter ending on or most recently ended prior to such date to (b) Interest Expense for such fiscal quarter, determined in each case on a Combined basis in accordance with GAAP.

     "Interest Expense" means, for any Person for any period, total interest expense on Indebtedness of such Person, whether paid or accrued, but without duplication (including the interest component of capital leases), including, without limitation, (a) all commissions, discounts and other fees and charges owed with respect to letters of credit, and (b) one hundred percent (100%) of any interest expense, whether paid or accrued, or any other Person for which such Person is wholly or partially liable (whether by Guarantee, pursuant to Applicable Law or otherwise) but excluding
(i) interest on Reserved Construction Loans, and (ii) swap or other interest hedging breakage costs, all as determined in conformity with GAAP.

     "Investment" in any Person shall mean any investment, whether by means of share purchase, loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guarantee of any Indebtedness of such Person, or the subordination of any claim against such Person to other Indebtedness of such Person.

     "LIBOR Rate" means one hundred and twenty-five (125) basis point (1.25%) in excess of the London Interbank Offered Rate (LIBOR), adjusted in Bank's discretion for applicable reserve requirements (if any), as quoted by Telerate (or if such rate is not available from Telerate, then from such other sources as Bank may select), and which, at Borrower's option, shall be either a one
(1) month, two (2) months, three (3) months, or six (6) months LIBOR interest period.

     "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a deed of trust, mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and including but not limited to reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting the Mortgaged Properties.

     "Loan" means the Revolving Credit Loan from the Bank to the Borrower.

     "Loan Agreement" means this Loan Agreement between the Borrower and the Bank, and any modifications, amendments, or replacements thereof, in whole or in part.

     "Maturity Date" means the date that the Loan shall be due and payable, and shall be December 15, 2000.

     "Maximum Rate" means the maximum variable contract rate of interest which the Bank may lawfully charge under applicable statutes and laws from time to time in effect.

     "Mortgages" or "Mortgage" means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning a Mortgaged Property or an interest in a Mortgaged Property, granting a Lien on such real estate or interest in real estate as security for the payment of indebtedness.

     "Mortgaged Properties" means any property encumbered by a CBL Mortgage. As of the date hereof, the Mortgaged Properties are the Kingston Overlook Shopping Center in Knoxville, Tennessee, the Devonshire Place Shopping Center in Cary, North Carolina, and the Massard Crossing Shopping Center in Ft. Smith, Arkansas, together with any other properties which are hereafter subject to a CBL Mortgage.

     "Net Income" means, with respect to Borrower, CBL Properties, Inc., and their respective Subsidiaries for any period, net earnings (or loss) after deducting therefrom all operating expenses, income taxes and reserves and net earnings (or loss) attributable to minority interests in Subsidiaries for the period in question, determined in each case on a Combined basis in accordance with GAAP. Without limiting the generality of the foregoing, earnings (or losses) from the sale of outparcels in the ordinary course of business shall be included in determining Net Income.

     "Net Operating Income" means, for any Property for the period in question (a) any cash rentals, expense or cost reimbursements, or other income or gain earned by Borrower with respect to such Property, less (b) all cash expenses (excluding items capitalized under GAAP) incurred by Borrower during such period in connection with the operation or leasing of such Property.

     "Net Worth" means, with respect to Borrower, CBL Properties, Inc. and their Subsidiaries as of any date, the sum of (a) the total shareholders' equity of CBL Properties, Inc., plus (b) the value of all minority interests in Borrower, plus (c) depreciation and amortization since December 31, 1993, minus (d) all intangible assets, determined on a Combined basis in accordance with GAAP.

     "Note" means the Revolving Credit Note executed by the Borrower to the Bank, dated of even date herewith as such note may be modified, renewed or extended from time to time; and any other note or notes executed at any time to evidence the indebtedness under this Loan Agreement, in whole or in part, and any renewals, modifications and extensions thereof, in whole or in part.

     "Permitted Encumbrances" means and includes:

     (a) liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings;

     (b) workmen's, vendors', mechanics' and materialmen's liens and other liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the properties subject thereto and affected thereby;

     (c) liens in respect of pledges or deposits under social security laws, worker's compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations;

     (d) any liens and security interests specifically listed and described in Exhibit B hereto attached or in any exhibit describing permitted exceptions and attached to any CBL
          Mortgage;

     (e) such other liens and encumbrances to which Bank shall consent in writing; and

     (f) leases, licenses, rental agreements or other agreements for use and occupancy of the subject property.

     "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

     "Project" or "Projects," which definition is used and only applies within Section 7.9 hereof, means the real estate projects owned by Borrower, a Subsidiary of Borrower, or any other Person and "Project" shall mean any one of the Projects.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     "Reserved Construction Loan" means a construction loan extended to Borrower or a Subsidiary of Borrower for the construction of a Project in respect of which: (a) neither any monetary or material non-monetary default nor any event of default exists; (b) interest on such loan has been budgeted to accrue at a rate of not less than the Base Rate plus two percent (2%) at the time the interest reserve account is established; (c) the amount of such budgeted interest has been (i) included in the principal amount of such loan and (ii) segregated into an interest reserve account (which shall include any arrangement whereby loan proceeds equal to such budgeted interest are reserved and only disbursed to make interest payments in respect of such loan); (d) absent an event of default or a monetary or material non-monetary default, such interest can be paid out of such interest reserve account only for the purpose of making interest payments on such loan; (e) the amount held in such interest reserve account in respect of such loan, together with the net income if any, from such project projected by the Bank in its reasonable judgment, will be sufficient, as reasonably determined by the Bank from time to time, to pay all Interest Expense on such loan until the date that the EBITDA of the project being financed by such loan is anticipated to be sufficient to pay all Interest Expense on such loan; and (f) Borrower has delivered all certificates required by Section 6 hereof.

     "Revolving Credit Advances" means advances of principal on the Revolving Credit Loan to be made by the Bank under the terms of this Loan Agreement to the Borrower during the Revolving Credit
Period pursuant to Section 3.1.

     "Revolving Credit Loan" means the Borrower's revolving credit indebtedness to the Bank pursuant to Section 2 of this Loan
Agreement.

     "Revolving Credit Note" means the Note as described in
Section 2.3 hereof.

     "Revolving Credit Period" means the period of time during which the Bank will make Revolving Credit Advances of the Loan to the Borrower. The Revolving Credit shall commence on the Closing Date and shall expire on the earlier of (a) January 15, 1998 (subject, however, to being extended as is set forth in Section 2.4 hereof) or in the event that the Bank and Borrower shall hereafter mutually agree in writing that the Revolving Credit Loan and the Bank's commitment hereunder shall be extended to another date, such other date mutually agreed upon between Bank and Borrower to which the Bank's commitment shall have been extended, or (b) the date as of which Borrower shall have terminated the Bank's commitment under the provisions of Section 2.5 hereof.

     "Subsidiary" means, as to any Person, any other Person, more than fifty percent (50%) of the outstanding shares of Capital Stock, partnership interest or other ownership interest, having ordinary voting power to elect a majority of the board of directors or similar governing body of such other Person (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or by one or more "Subsidiaries" of such Person, and whose financial reports are prepared on a consolidated basis with such Person. "Wholly Owned Subsidiary" shall mean any such Person of which all of the shares of Capital Stock or ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled. For purposes of this Agreement CBL Management, Inc. shall be deemed to be a Subsidiary of Borrower.

     "Total Obligations" means, as of any date, the sum (without duplication) of (a) the Indebtedness of Borrower, CBL Properties, Inc. and their respective Subsidiaries (other than Indebtedness described in clauses (a)(iii) and (a)(iv) of the definition thereof); plus (b) the aggregate amount of Contingent Obligations of Borrower, CBL Properties, Inc. and their respective Subsidiaries in respect of Indebtedness (other than Indebtedness described in clauses (a)(iii) and (a)(iv) of the definition thereof); plus (c) Borrower's, CBL Properties, Inc's or their respective Subsidiaries' proportionate share of Indebtedness (other than Indebtedness described in clauses (a)(iii) and (a)(iv) of the definition thereof) of any Unconsolidated Affiliate, whether or not Borrower, CBL Properties, Inc. or such Subsidiary is obligated on such Indebtedness; plus (d) all other amounts which would be classified as a liability on the consolidated balance sheets of Borrower or CBL Properties, Inc., determined in each case on a Combined basis in accordance with GAAP.

     "Unconsolidated Affiliate" means, in respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting.

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements required to be delivered from time to time pursuant to Section 6.5 hereof.

                            ARTICLE II
      COMMITMENT; FUNDING AND TERMS OF REVOLVING CREDIT LOAN

     2.1 The Commitment. Subject to the terms and conditions herein set out, Bank agrees and commits to make Revolving Credit Advances to the Borrower from time to time during the Revolving Credit Period in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of (a) Twenty Million Dollars ($20,000,000) or (b) the Borrowing Base. Within the aforesaid limits, the Borrower may borrow, make payments of, and re-borrow under the Revolving Credit Loan.

     2.2 Funding the Loan. Each Revolving Credit Advance hereunder shall be made upon the written request of the Borrower to the Bank, specifying the date and amount and intended use thereof. All Revolving Credit Advance hereunder shall be made by depositing the same to the checking account of Borrower at the Bank or other methods acceptable to Borrower and Bank.

     2.3 The Note and Interest. The Revolving Credit Loan shall be evidenced by the Note, a copy of which is attached hereto as
Exhibit C.   The unpaid principal balances of the Revolving Credit
Loan shall bear interest from the Closing Date on disbursed and unpaid principal balances at the LIBOR Rate. The first selection of the one (1) month, two (2) months, three (3) months, or six (6) months LIBOR interest period shall be made by the Borrower on or prior to the date of the Note and each selection thereafter shall be made at least twenty-four (24) hours prior to the end of the then applicable interest rate period. The Borrower may not select a rate period which extends beyond the Maturity Date. Interest shall be payable monthly on the fifteenth (15th) day of each month after the Closing Date, commencing February 15, 1998, with the final installment of interest, together with the entire outstanding principal balance of the Revolving Credit Loan, being due and payable on the Maturity Date.

     2.4   Loan Review; Extensions of Revolving Credit Period;
Continuing Security.

           (a) The Revolving Credit Period may be extended for additional periods of one (1) year (but in no event later than the Maturity Date), in accordance with the following. On January 15, 1998 and January 15, 1999, Bank shall review the performance of the Loan. If the Bank deems performance of the Loan acceptable, it will renew the Revolving Credit Period for one (1) year (to the following January 15), and during such renewal period, Bank will make Revolving Credit Advances to the Borrower in accordance with the terms hereof. However, if Bank, in its sole judgment, deems performance of the Loan not acceptable, Bank shall not be obligated to renew the Revolving Credit Period of the Loan, and, in such case, the then outstanding principal balance of the Loan shall convert to a "term" note, no further Revolving Credit Advances will be made hereunder, and the Borrower shall pay to Bank monthly installments of accrued and unpaid interest on the outstanding principal balance until December 15, 2000, and on the Maturity Date, Borrower shall pay to the Bank the outstanding principal balance, together with all accrued and unpaid interest thereon. Assessment of performance and the decision whether to renew the Revolving Credit Period shall be solely within Bank's discretion.

          (b) The Bank's election not to make further Revolving Credit Advances shall not affect the security interest granted to Bank pursuant to the CBL Mortgages, nor the duties, covenants, and obligations of the Borrower therein and in this Agreement until all indebtedness, liabilities and obligations secured by the CBL Mortgages are satisfied in full; and all of such duties, covenants and obligations shall remain in full force and effect until the Revolving Credit Loan and all obligations under this Loan Agreement have been fully paid and satisfied in all respects.

     2.5  Commitment Fee/Servicing Fee. [INTENTIONALLY DELETED.]

     2.6 Prepayments or Termination of the Revolving Credit Loan. The Borrower may, at its option, from time to time, subject to the terms and conditions hereof, without penalty, borrow, repay and reborrow amounts under the Revolving Credit Loan. By notice to the Bank in writing, Borrower shall be entitled to terminate the Bank's commitment to make further Revolving Credit Advances, in which case the Loan, unless paid in full by the Borrower, shall convert to a term note as set forth in Section 2.4 above and shall be payable in accordance therewith. Provided that the Revolving Credit Loan and all interest and all other obligations of Borrower to Bank arising hereunder shall have been paid in full, Bank shall thereupon at Borrower's request release its security interest in the Mortgaged Properties.

     2.7 Substitution of Collateral. Upon the Bank's prior written approval, the Borrower may substitute collateral originally provided for the Revolving Credit Loan for collateral of equal value but such substituted collateral must be acceptable to the Bank and the acceptance thereof is solely within the discretion of the Bank.

                           ARTICLE III
           REQUIRED PAYMENTS, PLACE OF PAYMENT, ETC.

     3.1 Required Repayments. In the event that the outstanding principal balance of the Revolving Credit Loan shall at any time exceed the Borrowing Base, upon discovery of the existence of such excess borrowings, the Borrower shall, within one hundred twenty
(120) days from the date of such discovery, make a principal payment which will reduce the outstanding principal balance of the Revolving Credit Loan to an amount which does not exceed the Borrowing Base and/or at Borrower's option provide the Bank with additional collateral for the Revolving Credit Loan of a value and type reasonably satisfactory to the Bank which additional collateral shall be at a minimum sufficient to secure the then outstanding balance of the Loan (after credit for any principal reduction payment received from Borrower, if any), and if Borrower intends to request additional Revolving Credit Advances under the Loan, the additional collateral shall include collateral, deemed sufficient in the Bank's discretion, to secure the Twenty Million Dollars ($20,000,000) credit line limitation, thereafter permitting Borrower to obtain additional Revolving Credit advances in the manner and to the extent provided under the terms of this Loan Agreement.

     In addition and during such one hundred twenty (120) day period or until the principal payment or satisfactory collateral is received, whichever is less, the Borrower will not make any additional requests for Revolving Credit Advance under the Revolving Credit Loan. Once calculated, the Borrowing Base shall remain effective until the next Borrowing Base calculation date as provided in Section 1 of this Agreement.

     3.2 Place of Payments. All payments of principal and interest on the Revolving Credit Loan and all payments of fees required hereunder shall be made to the Bank, at its address listed in Section 9.2 of this Agreement in immediately available funds.

     3.3 Payment on Non-Business Days. Whenever any payment of principal, interest or fees to be made on the indebtedness evidenced by the Note shall fall due on a Saturday, Sunday or public holiday under the laws of the State of Alabama, such payment shall be made on the next succeeding Business Day.

                            ARTICLE IV
                      CONDITIONS OF LENDING

     4.1  Conditions Precedent to Closing and Funding Initial
Revolving Credit Advance. The obligation of the Bank to fund the initial Revolving Credit Advance hereunder is subject to the condition precedent that the Bank shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to the Bank:

          (a)  This Loan Agreement.

          (b)  The Note.

          (c) The CBL Mortgages together with title commitments from title insurance companies acceptable to the Bank, providing for the issuance of mortgagee's loan policies insuring the liens of the CBL Mortgages in form, substance and amount satisfactory to the Bank, containing no exceptions which are unacceptable to the Bank, and containing such endorsements as the Bank may require.

          (d) Current draft financial statements of the Borrower in form satisfactory to the Bank to be held by the Bank in strict confidence.

          (e) Certified copy of Borrower's limited partnership agreement and certificate of limited partnership, and all amendments thereto and a certificate of existence for the Borrower.

          (f) Certified corporate resolutions of Borrower's general partner, and certificate(s) of existence for Borrower's general partner from the state of its incorporation and such other states as Bank shall require, together with a copy of the charter and bylaws of the Borrower's general partner.

          (g) Certified copy of the limited partnership agreement and certificate of limited partnership for Kingston Overlook Limited Partnership, Cary Limited
               Partnership, and Massard Crossing Limited
               Partnership, and all amendments thereto and a certificate of existence for such entities

          (h) Certified corporate resolutions of the general partners of Kingston Overlook Limited Partnership, Cary Limited Partnership, and Massard Crossing Limited Partnership, and certificate(s) of existence for such general partners from the states of their incorporation and such other states as Bank shall require, together with a copy of the charter and bylaws of the general partners.

          (i) The opinion of counsel for Borrower, Kingston Overlook Limited Partnership, Cary Limited Partnership, Massard Crossing Limited Partnership, and for the general partner of each of the foregoing entities, that the transactions herein contemplated have been duly authorized by all requisite corporate and partnership authority, that this Loan Agreement and the other instruments and documents herein referred to have been duly authorized, validly executed and are in full force and effect, and pertaining to such other matters as the Bank may require.

          (j) A certificate from an insurance company, satisfactory to Bank, setting forth the information concerning insurance which is required by
               Section 6.3 of this Loan Agreement; or, if the Bank shall so require, certified copies of the original insurance policies evidencing such insurance.

          (k)  Environmental audits of the applicable Mortgaged
               Properties.

          (l) Current as-built surveys of the applicable Mortgaged Properties at Closing, indicating the location of all building lines, easements (visible, reflected in the public records or otherwise) and any existing improvements or encroachments, which survey s shall contain no set of facts objectionable to the Bank and shall be accompanied by the Bank's usual survey certificate.

          (m)  Appraisals of the applicable Mortgaged Properties.

          (n) All the items and information shown on the Checklist for Closing, a copy of which is attached hereto and marked Exhibit D.

     4.2  Conditions Precedent to All Revolving Credit Advances.
The obligation of the Bank to make Revolving Credit Advances pursuant hereto (including the initial advance at the Closing Date) shall be subject to the following additional conditions precedent:

          (a) The Borrower shall have furnished to the Bank a written request stating the amount of Revolving
               Credit Advance requested together with the intended use of the Revolving Credit Advance.

          (b) The Borrower shall not be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Revolving Credit Loan indebtedness. Each of the Warranties and Representations of the Borrower, as set out in
               Section 5 hereof shall remain true and correct in all material respects as of the date of such Revolving Credit Advance.

          (c) Within forty-five (45) days after each July 1, January 1, April 1 and October 1, Borrower shall furnish to the Bank a Non-Default Certificate executed by a duly authorized officer of Borrower, in the form of Exhibit E attached hereto.

                            ARTICLE V
                 REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants that:

     5.1 Partnership Status. It is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

     5.2 Power and Authority. The execution, delivery and performance of the Loan Agreement and the Note by the Borrower have been duly authorized by all requisite action and, to the best of Borrower's knowledge, will not violate any provision of law, any order of any court or other agency of government, the limited partnership agreement of the Borrower, any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which Borrower's respective properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower, except for liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

     5.3  Financial Condition.

          (a) The balance sheet of Borrower for the fiscal year ended as of December 31, 1996 and the related statement of income and changes in financial conditions for such years then ended, a copy of each of which has been furnished to the Bank, together with any explanatory notes therein referred to and attached thereto, are correct and complete and fairly present the financial condition of Borrower as at the date of said balance sheets and the results of its operations for said periods and as of the date of closing of this Loan Agreement and related transactions, respectively. All such financial statements have been prepared in accordance with GAAP applied on a consistent basis maintained through the period involved.

          (b) There has been no substantial adverse change in the business, properties or condition, financial or otherwise, of Borrower since December 31, 1996.

          (c) The balance sheet of CBL Properties, Inc. for the fiscal year ended as December 31, 1996 and the related statement of income and changes in financial conditions for the year then ended, a copy of which has been furnished to the Bank, together with any explanatory notes therein referred to and attached thereto, are correct and complete and fairly present the financial condition of CBL Properties, Inc. as at the date of said balance sheets and the results of its operations for said periods and as of the date of closing of this Loan Agreement and related transactions, respectively. All such financial statements have been prepared in accordance with GAAP applied on a consistent basis maintained through the period involved.

          (d) There has been no substantial adverse change in the business, properties or condition, financial or otherwise, of CBL
Properties, Inc. since December 31, 1996.

          (e)  The warranties and representations made in this
Section 5.3 are and were made as of the date of this Loan Agreement and any violation thereof shall be determined as of that date.

     5.4 Title to Assets. Borrower has good and marketable title to all its properties and assets reflected on the most recent balance sheet furnished to Bank subject to the Permitted Encumbrances with respect to the Mortgaged Properties and subject to all encumbrances, whether of record or not, with respect to all other properties.

     5.5 Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of the Borrower threatened against or affecting Borrower, or any properties or rights of Borrower, which, if adversely determined, would materially adversely affect the financial or any other condition of Borrower except as set forth in Exhibit F attached hereto.

     5.6 Taxes. Borrower has filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof.

     5.7 Contracts or Restrictions Affecting Borrower. In Borrower's opinion, Borrower is not a party to any agreement or instrument or subject to any partnership agreement restrictions adversely affecting its business, properties or assets, operations or condition (financial or otherwise) other than this agreement, other bank loan or property partnership agreements that contain certain restrictive covenants or other agreements entered into in the ordinary course of business.

     5.8 No Default. No Event of Default (as defined herein) has occurred and not been waived under any agreement or instrument to which it is a party beyond the expiration of any applicable notice and cure period, which default if not cured would materially and substantially affect the financial condition, property or operations of the Borrower. For the purposes of this Paragraph 5.8, monetary defaults specifically excepted under the provisions of Paragraph 8.2 (which excludes non-recourse debt) below shall not be deemed material defaults.

     5.9 Patents and Trademarks. Borrower possesses all necessary patents, trademarks, trade names, copyrights, and licenses necessary to the conduct of its businesses.

     5.10 ERISA. To the best of Borrower's knowledge and belief, Borrower is in compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") and all other laws, state or federal, applicable to any employees' retirement plan maintained or established by it.

     5.11 Hazardous Substances. No Hazardous Substances are unlawfully located on or have been unlawfully stored, processed or disposed of on or unlawfully released or discharged (including ground water contamination) from any if the Mortgaged Properties and no above or underground storage tanks exist unlawfully on such Mortgaged Properties. No private or governmental lien or judicial or administrative notice or action related to Hazardous Substances or other environmental matters has been filed against any property which, if adversely determined, would materially adversely affect the business, operations or the financial condition of Borrower except as set forth in Exhibit F attached hereto.

     5.12 Ownership of Borrower and CBL Holdings. As of the date hereof, CBL Properties, Inc. owns 100% of CBL Holdings. As of the date hereof, CBL Holdings owns an approximate _____% general partnership interest in the Borrower. As of the date hereof, CBL & Associates, Inc. and its affiliates (including wholly-owned subsidiaries), officers and key employees own an approximate _______% limited partnership interest in the Borrower. The Borrower has no other general partners.

                            ARTICLE VI
                AFFIRMATIVE COVENANTS OF BORROWER

     Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and interest on indebtedness evidenced by the Note, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, Borrower will:

     6.1 Business and Existence. Perform all things necessary to preserve and keep in full force and effect its existence, rights and franchises, comply with all laws applicable to it and continue to conduct and operate its business in a sound and prudent manner.

     6.2 Maintain Property. Maintain, preserve, and protect all leases, franchises, and trade names and preserve all of its properties used or useful in the conduct of its business in a sound and prudent manner, keep the same in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

     6.3  Insurance.  (a)  With respect to all Mortgaged
Properties,  at all times maintain in some company or companies
(having a Best's rating of A:XI or better) approved by Bank:

               (i) Comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with minimum limits satisfactory to the Bank, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar business;

               (ii) Business interruption insurance and/or loss of rents insurance in a minimum amount specified by Bank, with loss payable clause in favor of Bank;

               (iii) Hazard insurance insuring Borrower's property and assets against loss by fire (with extended coverage) and against such other hazards and perils (including but not limited to loss by windstorm, hail, explosion, riot, aircraft, smoke, vandalism, malicious mischief and vehicle damage) as Bank, in its sole discretion, shall from time to time require, all such insurance to be issued in such form, with such deductible provision, and for such amount as shall be satisfactory to Bank, with loss payable clause in favor of Bank. The Bank is hereby authorized and empowered, at its option, to adjust or compromise any loss under any such insurance policies and to collect and receive the proceeds from any such policy or policies as provided in the CBL Mortgages; and

               (iv) Such other insurance as the Bank may, from time to time, reasonably require by notice in writing to the Borrower.

          (b) All required insurance policies shall provide for not less than thirty (30) days' prior written notice to the Bank of any cancellation, termination, or material amendment thereto; and in all such liability insurance policies, Bank shall be named as an additional insured. Each such policy shall, in addition, provide that there shall be no recourse against the Bank for payment of premiums or other amounts with respect thereto. Hazard insurance policies shall contain the agreement of the insurer that any loss thereunder shall be payable to the Bank notwithstanding any action, inaction or breach of representation or warranty by the Borrower. The Borrower will deliver to Bank original or duplicate policies of such insurance, or satisfactory certificates of insurance, and, as often as Bank may reasonably request, a report of a reputable insurance broker with respect to such insurance. Any insurance proceeds received by Bank shall be applied upon the indebtedness, liabilities, and obligations of the Borrower to the Bank (whether matured or unmatured) or, at Bank's option, released to the Borrower.

     6.4 Obligations, Taxes and Liens. Pay all of its indebtedness and obligations in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income and profits, or upon any of its properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, obligation, tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings satisfactory to Bank, and Bank shall be furnished, if Bank shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined.

     6.5 Financial Reports and Other Data. Furnish to the Bank as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower an unqualified audit as of the close of such fiscal year of Borrower, including a balance sheet and statement of income and surplus of Borrower together with the unqualified audit report and opinion of Arthur Andersen Company, Certified Public Accountant, or other independent Certified Public Accountant which is widely recognized and of good national repute or which is otherwise acceptable to the Bank, showing the financial condition of Borrower at the close of such year and the results of operations during such year; and, within forty-five (45) days after the end of each fiscal quarter, (i) financial statements similar to those described above for Borrower and for CBL Properties, Inc., not audited but certified by the Chief Financial Officer or Controller of Borrower and CBL Properties, Inc., as the case may be, such balance sheets to be as of the end of such quarter and such statements of income and surplus to be for the period from the beginning of said year to the end of such quarter, in each case subject only to audit and year-end adjustment and the preparation of required footnotes; and
(ii) a Non-Default Certificate in the form prescribed on Exhibit E Attached hereto and made a part hereof; and, within thirty (30) days after the end of each fiscal quarter, rent rolls and operating statements related to the Mortgaged Properties.

     6.6 Additional Information. Furnish such other information regarding the operations, business affairs and financial condition of the Borrower as Bank may reasonably request, including but not limited to written confirmation of requests for Revolving Credit Advances, true and exact copies of its books of account and tax returns, and all information furnished to the owners of its partnership interests, or any governmental authority, and permit the copying of the same and Bank agrees that all such information shall be maintained in strict confidence. Provided, however, the Borrower shall not be required to divulge the terms of other financing arrangements with other lending institutions if and to the extent Borrower is prohibited by contractual agreement with such lending institutions from disclosing such information with the exception that Borrower shall promptly notify Bank in writing of all defaults, if any, which exist beyond any applicable cure periods and the nature thereof, which occur in connection with such financing arrangements and which defaults would constitute an Event of Default hereunder. Borrower shall not enter into any such contractual arrangement whereby the Borrower is prohibited from disclosing such financial arrangements, without providing Bank with written notice of the nature of such prohibitions. In addition, Borrower shall not enter into any such arrangement while any Event of Default hereunder exists beyond any applicable cure periods.

     6.7 Right of Inspection. Permit any person designated by the Bank, at the Bank's expense, to visit and inspect any of the properties, books and financial reports of the Borrower and to discuss its affairs, finances and accounts with its principal officers, at all such reasonable times and as often as a Bank may reasonably request provided that such inspection shall not unreasonably interfere with the operation and conduct of Borrower's properties and business affairs and provided further that such person shall disclose such information only to the Bank, the Bank's appraisers and examiners as required by banking laws, rules and regulations.

     6.8 Environmental Laws. Maintain the Mortgaged Properties in compliance with all applicable Environmental Laws, and immediately notify the Bank of any notice, action, lien or other similar action alleging either the location of any Hazardous Substances or the violation of any Environmental Laws with respect to any of such properties.

     6.9  Notice of Adverse Change in Assets.  At the time of
Borrower's first knowledge or notice, immediately notify the Bank of any information that may adversely affect in any material manner the Mortgaged Properties.

     6.10 Total Obligations to Capitalized Value. Maintain at all times beginning on the Closing Date, a ratio of Total Obligations to Capitalized Value of not more than .60 to 1.00.

     6.11 Appraisals. Deliver to the Bank upon the Bank's request but, for each Mortgaged Property, no more frequently than once per every twelve (12) month period, reappraisals of the Mortgaged
Properties at Borrower's expense.

     6.12 Secondary Financing by CBL Properties, Inc. In the event CBL Properties, Inc. does any secondary offering of its securities, it will apply no less than seventy-five (75%) net of expenses of the monies received from such offering for the benefit of the Borrower and will not use that percentage of funds so received to capitalize or otherwise fund any other new partnerships or entities.

                           ARTICLE VII
                  NEGATIVE COVENANTS OF BORROWER

     Borrower covenants and agrees that at all times from and after the Closing Date, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, it will not, either directly or indirectly:

     7.1 Indebtedness. Incur, create, assume or permit to exist any indebtedness or liability, secured by any of the Mortgaged Properties, except for indebtedness, which is subordinate in all respects to the indebtedness evidenced by the Note, which indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per property and is used for renovation of the Mortgaged Properties.

     7.2 Mortgages, Liens, Etc. Create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the Mortgaged Properties except:

          (a)  Liens securing payment of the Note;

          (b)  Permitted Encumbrances (as defined at Section 1);
               and

          (c)  Liens securing indebtedness permitted under Section
               7.1 above.

     7.3 Sale of Assets. Sell, lease, convert, transfer or dispose (other than in the normal course of business) of all or a substantial part of its assets for less than book value or fair market consideration without the Bank's prior written consent; provided, however, while the Revolving Credit Loan is outstanding, the Borrower may not sell in a single transaction or related series of transactions properties whose GAAP base value exceeds twenty percent (20%) of the GAAP book value of the Borrower's assets without the Bank's approval or review. All transfers, whether or not the Bank's approval shall be required as set forth above, shall be reported to the Bank.

     7.4 Consolidation or Merger; Acquisition of Assets. Enter into any transaction of merger or consolidation, acquire any other business or corporation, or acquire all or substantially all of the property or assets of any other Person unless the Borrower and/or its general partner shall be the surviving entities.

     7.5 Partnership Distributions and Other Payments. Except as hereinafter provided, declare or pay, or set apart any funds for the payment of, any distributions on any partnership interest in Borrower, or apply any of its funds, properties, or assets to or set apart any funds, properties or assets for, the purchase or other retirement of or make any other distribution (whether by reduction of partnership capital or otherwise) in respect of, any partnership interest in Borrower; or without the consent of Bank, pay any fee or other compensation of any nature to or for the benefit of CBL & Associates, Inc. and/or CBL Properties, Inc. and/or their affiliates, officers or key employees (the "Distributees"). Notwithstanding anything stated in the foregoing to the contrary, (a) Borrower may pay to such Distributees and its other partners quarterly distributions so long as such distributions do not exceed in the aggregate 95% of Funds from Operations and (b) Borrower may pay any fee or other reasonable compensation of any nature to or for the benefit of (i) CBL Management, Inc., or (ii) any other Distributee, which payment has been made in the ordinary course of business and approved by the independent directors of CBL Properties, Inc. Borrower may make a distribution from Loan proceeds but only once during any rolling twelve (12) month period and provided Borrower is not in default hereunder and such distribution will not create a default hereunder.

     7.6 Loans to Officers and Employees. Permit or allow loans to officers and employees of Borrower or holders of partnership interests in Borrower to exceed $500,000.00 in any one instance or $2,000,000.00 in the aggregate, provided that nothing in the foregoing shall be deemed to limit loans made in the ordinary course of business to CBL Management, Inc.

     7.7 Limitations on Floating Rate Indebtedness. Incur, assume or suffer to exist any outstanding indebtedness bearing interest at a variable rate that fluctuates during the scheduled life of such indebtedness (other than indebtedness under Reserved Construction Loans, as that term is defined hereinafter) in an aggregate principal amount in excess of $125,000,000.00 at any one time outstanding unless Borrower has obtained an interest rate swap, cap or collar agreement or similar arrangement with a recognized investment grade financial institution which prevents the all-in effective interest rate payable by Borrower with respect to the principal amount of such indebtedness in excess of $125,000,000.00 (including base rate, applicable margin and reserve and similar costs) from increasing above the rate set forth below with respect to such indebtedness:

          Principal Amount in
          Excess of $125,000,000.00               Interest Rate

          Less than or equal
          to $50,000,000.00                            8.5%

          Greater than
          $50,000,000.00 and
          less than or equal
          to $100,000,000.00                           8.0%

          Greater than
          $100,000,000.00 and
          less than or equal
          to $150,000,000.00                           7.5%

          Greater than
          $150,000,000.00                              7.0%

     For purposes of this Loan Agreement, "Reserved Construction Loan" shall mean a construction loan extended to Borrower or to a subsidiary of Borrower for the construction of a project in respect to which (a) neither any monetary or material non-monetary default nor any event of default exists; (b) interest on such loan has been budgeted to accrue at a rate of not less than the Base Rate plus two percent (2%) at the time the interest reserve account is established; (c) the amount of such budgeted interest has been (i) included in the principal amount of such loan and (ii) segregated into an interest reserve account (which shall include any arrangement whereby loan proceeds equal to such budgeted interest are reserved and only disbursed to make interest payments with respect to such loan); (d) absent an event of default or a monetary or material non-monetary default, such interest can be paid out of such interest reserve account only for the purpose of making interest payments on such loan; (e) the amount held in such interest reserve account with respect to such loan, together with the net income, if any, from such project projected by the Bank in its reasonable judgment, will be sufficient, as reasonably determined by the Bank from time to time, to pay all interest expense on such loan until the date that the earnings before income, taxes, depreciation and amortization of the project being financed by such loan is anticipated to be sufficient to pay all interest expense on such loan; and (f) Borrower has delivered all certificates required by this Loan Agreement.

     7.8  Investment Concentration.

          (a) Borrower shall not make, and shall not permit any of its Subsidiaries to make, any Investment in the following items which would cause the value of such holdings of Borrower to exceed the following percentages of Borrower's Net Worth:

               (i)   raw land, such that the aggregate book value
                    of all such raw land (other than: (A) raw land subject to a ground lease under which Borrower is the landlord and a Person not an Affiliate of Borrower is the tenant; (B) land on which the development of a Project has commenced; (C) land subject to a binding contract of sale under which Borrower or one of its Subsidiaries is the seller, the buyer is not an Affiliate of Borrower and (D) out-parcels held for lease or sale) exceeds ten percent (10%) of Net Worth;

               (ii) developed real estate used primarily for non-
                    retail purposes, such that the aggregate book value of such real estate (other than the real estate located at 6148 Lee Highway, Chattanooga, Tennessee) exceeds ten percent (10%) of Net Worth;

               (iii)Capital Stock of any Person, such that the
                    aggregate value of such Capital Stock in Unconsolidated Affiliates other than CBL Management, Inc., calculated on the basis of the lower of cost or market, exceeds ten percent (10%) of Net Worth;

               (iv) Mortgages, such that the aggregate principal
                    amount secured by Mortgages acquired by
                    Borrower after the Effective Date exceeds ten percent (10%) of Net Worth;

               (v) Investments made after the date hereof in partnerships, joint ventures and other non-corporate Persons accounted for an equity basis (determined in accordance with GAAP), such that the aggregate outstanding amount of such Investments (other than Investments in partnerships in which (A) Borrower is the sole general partner and the only limited partners are either (I) the Person from whom the real estate owned by such partnership was purchased, and such Person's successors and assigns or (II) a Person operating stores which anchor the development constructed or to be constructed by such partnership or (B) Borrower owns not less than ninety percent (90%) of the partnership interests and has the unilateral right to make all operational and strategic decisions) exceeds ten percent (10%) of Net Worth.

          (b) Neither Borrower nor any of its Subsidiaries shall acquire the business of all or substantially all of the assets or stock of any Person, or any division of any Person, whether through Investment, purchase of assets, merger or otherwise; provided that Borrower or its Subsidiaries may make such an acquisition so long as Borrower has delivered to Bank, not less than thirty (30) days prior to the date such acquisition is consummated, (i) all information related to such acquisition as is reasonably requested by the Bank and (ii) a certificate, signed by the chief financial officer of Borrower, certifying that, giving effect to such acquisition, there shall not exist any Default or Event of Default hereunder and setting forth in reasonable detail the calculations setting forth, on a pro forma basis giving effect such acquisition, Borrower's compliance with the financial covenants set forth herein.

     7.9 Minimum Net Worth. Permit its Net Worth at any time to be less than $275,000,000.00 plus fifty percent (50%) of the net proceeds or value (whether cash, property or otherwise) received by CBL Properties, Inc. or Borrower from any issuance after the effective date of this Loan Agreement of any shares of Capital Stock of CBL Properties, Inc., any operating partnership units of Borrower or any shares of Capital Stock or other equity interest in any Subsidiary of Borrower.

     7.10 Debt Coverage Ratio. Permit, as of the last day of any fiscal quarter of Borrower, the Debt Coverage Ratio to be less than
1.75 to 1.00.

     7.11 Interest Coverage Ratio. Permit, as of the last day of any fiscal quarter, the Interest Coverage Ratio to be less than
2.00 to 1.00.

     7.12 Debt Coverage Ratio. Not permit, as of the last day of any fiscal quarter of Borrower, the Debt Coverage Ratio to be less than 1.75 to 1.00.

                           ARTICLE VIII
                       EVENTS OF DEFAULT

     An "Event of Default" shall exist if any of the following shall occur:

     8.1 Payment of Principal, Interest to Bank. The Borrower defaults in the payment as and when due of principal or interest on the Note or any fees due under this Loan Agreement which default shall continue for more than ten (10) days following mailing of notice from Bank to Borrower thereof; or in the payment when due of any other recourse indebtedness, liabilities, or obligations to the Bank beyond the expiration of any applicable notice and cure period, whether now existing or hereafter created or arising; direct or indirect, absolute or contingent; or

     8.2 Payment of Obligations to Others. The Borrower defaults in the payment as and when due of any other indebtedness or obligation but only if: (a) such indebtedness or obligation is with recourse to the Borrower; and (b) the effect of such default is to accelerate the maturity of such indebtedness or obligation, or the effect of such default is to permit the holder thereof to cause such indebtedness or obligation to become due prior to its stated maturity; and (c) the default is not cured within the applicable cure period, if any, or subsequently waived by the lender to whom payment is owed. Provided, however, even if such indebtedness or obligation is with recourse to the Borrower, the Borrower will not be considered in default hereunder if the default is either: (a) a monetary default which does not exceed One Million Dollars ($1,000,000.00) and is not a failure to pay a normal monthly, quarterly or other periodic principal or interest installment due; or, (b) is being contested by the Borrower in good faith through appropriate proceedings acceptable to Bank; or

     8.3 Performance of Obligations to Bank. The Borrower defaults with respect to the performance of any non-monetary obligation incurred in connection with the Loan other than its obligations under Section 7.8 hereof and such default continues for more thirty (30) days following mailing of notice thereof from Bank to Borrower, or, if such default is incapable of cure within such thirty (30) day period, Borrower fails to diligently, continuously and in good faith pursue such cure to completion; or the Borrower defaults with respect to the performance of any other non-monetary obligation incurred in connection with any recourse indebtedness for borrowed money owed to the Bank an such default continues for more thirty (30) days following mailing of notice thereof from Bank to Borrower, or, if such default is incapable of cure within such thirty (30) day period, Borrower fails to diligently, continuously and in good faith pursue such cure to completion; or

     8.4 Performance of Obligations to Others. An event of default occurs with respect to the performance of non-monetary obligations incurred in connection with any recourse indebtedness for borrowed money owed to a lender other than Bank, if the default even if subsequently waived by the Bank is considered a material default by the Bank and if the default is not cured within the applicable cure period provided by the lender to whom such performance is owed; provided, however, if the indebtedness is in an amount less that $1,000,000.00, or if the lender's declaration of default is being continuously and diligently contested by the Borrower in good faith through appropriate proceedings, such default shall not constitute a default hereunder; or

     8.5 Representation or Warranty. Any representation or warranty made by the Borrower herein, or in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall prove to be false, misleading or incomplete in any substantial material respect on the date as of which made; or

     8.6 Bankruptcy, Etc. The Borrower, CBL Holdings, or CBL Properties, Inc. shall make a general assignment of assets for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence on its or their behalf any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower, CBL Holdings, or CBL Properties, Inc., in which an order for relief is entered against Borrower, CBL Holdings, or CBL Properties, Inc. or which remains undismissed for a period of ninety (90) days or more; or Borrower, CBL Holdings, or CBL Properties, Inc. by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or Borrower, CBL Holdings, or CBL Properties, Inc. shall generally not pay its debts as such debts become due; or

     8.7 Concealment of Property, Etc. The Borrower, CBL Holdings, or CBL Properties, Inc. shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its or his creditors or any of them, or made or suffered a transfer of any of its property which shall constitute a fraudulent act under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

     8.8 Management Change. Management of the Borrower shall, for a period of one hundred eighty (180) consecutive days, cease to be in at least one of the following persons: (a) Charles B. Lebovitz,
(b) John N. Foy, (c) Bucky Wolford, (d) Jay Wiston, or (e) Stephen
D. Lebovitz, who shall be in an executive management position with Borrower or who shall be a senior vice president, executive vice president, senior executive vice president or president with Borrower's general partner; or

     8.9 Change in Ownership. CBL & Associates, Inc., its affiliates (including wholly-owned subsidiaries), officers and key employees shall have, through sale or transfer, reduced their aggregate partnership interest in Borrower (which, for this purpose, shall include a proportionate share of CBL Properties, Inc.'s partnership interest in Borrower equal to their proportionate shareholding in CBL Properties, Inc.) to less than 50% of such partnership interests owned by them on November 7, 1993. Provided, however, if the change in ownership occurs as a result of actions taken by Borrower in compliance with Section 2.7 of this Loan Agreement, no such change of ownership shall result in an Event of Default hereunder; or

     8.10 Loan Documents Terminated or Void. This Loan Agreement, the Note, or any instrument securing the Note shall, at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void; or the Borrower shall deny it has any or further liability under this Loan Agreement or the Note, respectively; or

     8.11 Covenants. The Borrower defaults in the performance or observance of any other covenant, agreement or undertaking on its part to be performed or observed, contained herein, in the CBL Mortgages or in any other instrument or document which now or hereafter evidences or secures all or any part of the loan indebtedness which default shall continue for more than thirty (30) days following the mailing of notice from Bank to Borrower thereof; or

     8.12 Remedy. Upon the occurrence of any Event of Default, as specified herein, the Bank shall, at its option, be relieved of any obligation to make further Revolving Credit Advances under this Agreement; and the Bank may, at its option, thereupon declare the entire unpaid principal balances of the Note of Borrower, all interest accrued and unpaid thereon and all other amounts payable under this Loan Agreement to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under the CBL Mortgages, any other instrument or document which secures the Note, or available at law or in equity. All such rights and remedies are cumulative and nonexclusive, and may be exercised by the Bank concurrently or sequentially, in such order as the Bank may choose.

                           ARTICLE XIV
                          MISCELLANEOUS

     9.1  Amendments.  The provisions of this Loan Agreement, the
Note or any instrument or document executed pursuant hereto or securing the indebtedness may be amended or modified only by an instrument in writing signed by the parties hereto.

     9.2 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed, certified mail, return receipt requested, or delivered, if to the Borrower, to it at c/o CBL Properties, Inc., One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421, Attention: President; if to the Bank, to it at 420 North 20th Street, Commercial Real Estate Group, 11th Floor, Birmingham, Alabama 35203, with a copy to Mr. Ronald H. Johnston, c/o SouthTrust Bank of Tennessee, N.A., 230 Fourth Avenue North, 7th Floor, Nashville, Tennessee 37219, or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.2. All such notices and other communications shall be effective (i) if mailed, when received or three business days after mailing, whichever is earlier; or (ii) if delivered, upon delivery and receipt of an executed acknowledgment of receipt by the party to whom delivery is made.

     9.3 No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

     9.4 Indemnification. Borrower agrees to indemnify Bank from and against any and all claims, losses and liabilities, including, without limitation, reasonable attorneys' fees, growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from Bank's gross negligence or willful misconduct or from Bank's violation of applicable banking rules and regulations. The indemnification provided for in this Section shall survive the payment in full of the loan.

     9.5 Survival of Agreements. All agreements, representations and warranties made herein shall survive the delivery of the Note. This Loan Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest therein.

     9.6 Execution in Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     9.7 Terminology; Section Headings. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

     9.8 Enforceability of Agreement. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

     9.9  Interest Limitations.

          (a) The Loan and the Note evidencing the loan, including any renewals or extensions thereof, may provide for the payment of any interest rate (i) permissible at the time the contract to make the loan is executed, (ii) permissible at the time the loan is made or any advance thereunder is made, or
(iii) permissible at the time of any renewal or extension of the loan or the Note.

          (b) It is the intention of the Bank and the Borrower to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder of the Note ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness thereby evidenced; and if the principal amount of the indebtedness evidenced thereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Borrower, or other party lawfully entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate which Bank may lawfully charge under applicable law from time to time in effect, the Borrower and the Bank shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge, rather than as interest. Any provision hereof, or of any other agreement between the Bank and the Borrower, that operates to bind, obligate, or compel the Borrower to pay interest in excess of such maximum rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Borrower that is in conflict with the provisions of this paragraph.

     9.10 Non-Control. In no event shall the Bank's rights hereunder be deemed to indicate that the Bank is in control of the business, management or properties of the Borrower or has power over the daily management functions and operating decisions made by the Borrower.

     9.11 Fees and Expenses. The Borrower agrees to pay, or reimburse the Bank for, the reasonable actual third party out-of-pocket expenses, including counsel fees and fees of any accountants, inspectors or other similar experts, as deemed necessary by the Bank, incurred by the Bank in connection with the development, preparation, execution, amendment, recording, (excluding the salary and expenses of Bank's employees and Bank's normal and usual overhead expenses) or enforcement of, or the preservation of any rights under this Loan Agreement, the Notes, and any instrument or document now or hereafter securing the and Revolving Credit Loan indebtedness.

     9.12 Time of Essence.  Time is of the essence of this Loan
Agreement, the Note, and the other instruments and documents executed and delivered in connection herewith.

     9.13 Compromises, Releases, Etc. Bank is hereby authorized from time to time, without notice to anyone, to make any sales, pledges, surrenders, compromises, settlements, releases, indulgences, alterations, substitutions, exchanges, changes in, modifications, or other dispositions including, without limitation, cancellations, of all or any part of the Loan indebtedness, or of any contract or instrument evidencing any thereof, or of any security or collateral therefor, and/or to take any security for or guaranties upon any of said indebtedness; and the liability of any guarantor, if any, shall not be in any manner affected, diminished, or impaired thereby, or by any lack of diligence, failure, neglect, or omission on the part of Bank to make any demand or protest, or give any notice of dishonor or default, or to realize upon or protect any of said indebtedness or any collateral or security therefor. Bank shall have the right to apply such payments and credits first to the payment of all its expenses, including costs and reasonable attorneys' fees, then to interest due under the Note and then to principal due under the Note. Bank shall be under no obligation, at any time, to first resort to, make demand on, file a claim against, or exhaust its remedies against the Borrower, or its property or estate, or to resort to or exhaust its remedies against any collateral, security, property, liens, or other rights whatsoever. Upon the occurrence of an Event of Default, it is expressly agreed that Bank may at any time make demand for payment on, or bring suit against, the Borrower and any guarantor, jointly or severally and may compromise with any of them for such sums or on such terms as it may see fit, and without notice or consent, the same being hereby expressly waived.

     9.14 Limited Recourse and Joinder of CBL Properties, Inc. CBL Properties, Inc. joins herein for the purpose of acknowledging and consenting to the terms and provisions of Section 6.12 hereof. Except for its failure to abide by Section 6.12 of this Loan Agreement in no event shall CBL Properties, Inc. have any personal liability whatsoever hereunder, all recourse being held to the assets of Borrower.

     9.15 Bank's Consent. Except as otherwise expressly provided herein, in any instance hereunder where Bank's approval or consent is required or the exercise of its judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be within the sole discretion of Bank, and Bank shall not, for any reason or to any extent, be required to grant such approval or consent or exercise such judgment provided that the Bank shall proceed at all times in good faith and in a commercially reasonable manner. Bank may consult with counsel, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

     9.16 Conflict. In the event of any conflict between the provisions hereof and any other loan document, during the continuance of this Agreement the provisions of this Agreement shall control.

     9.17 Controlling Law. THE VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ALABAMA. THE BANK'S PRINCIPAL PLACE OF BUSINESS IS LOCATED IN JEFFERSON COUNTY IN THE STATE OF ALABAMA, AND THE BORROWER AGREES THAT THIS AGREEMENT SHALL BE HELD BY BANK AT SUCH PRINCIPAL PLACE OF BUSINESS, AND THE HOLDING OF THIS AGREEMENT BY BANK THEREAT SHALL CONSTITUTE SUFFICIENT MINIMUM CONTACTS OF BORROWER WITH JEFFERSON COUNTY AND THE STATE OF ALABAMA FOR THE PURPOSE OF CONFERRING JURISDICTION UPON THE FEDERAL AND STATE COURTS PRESIDING IN SUCH COUNTY AND STATE. BORROWER CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING ARISING HEREUNDER MAY BE BROUGHT IN THE CIRCUIT COURT OF THE STATE OF ALABAMA , JEFFERSON COUNTY, ALABAMA OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ALABAMA AND ASSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY SUCH COURT IN ANY ACTION OR PROCEEDING INVOLVING THIS AGREEMENT. NOTHING HEREIN SHALL LIMIT THE JURISDICTION OF ANY OTHER COURT.

     9.18 Waiver of Jury Trial.   BORROWER HEREBY WAIVES ANY RIGHT
THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN, OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF BANK AND/OR BORROWER WITH RESPECT TO THE LOAN OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF EITHER PARTY'S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHERWISE, OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AGREES THAT BANK MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT OF BORROWER IRREVOCABLY TO WAIVE ITS RIGHTS TO TRIAL BY JURY, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER (WHETHER OR NOT MODIFIED HEREIN) BETWEEN BORROWER AND BANK SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

     IN TESTIMONY WHEREOF, the above partnership Borrower and CBL Properties, Inc. has caused this instrument to be executed in the appropriate company or partnership name by its duly authorized general partner, and has adopted as its seal the word "SEAL" appearing beside its name, this sealed instrument being executed and delivered on the date first above written.

                              CBL&ASSOCIATES LIMITED PARTNERSHIP,
                              a Delaware limited partnership

                              BY:  CBL HOLDINGS I, INC.,
                                   a Delaware corporation
                                    Its Sole General Partner

                                   BY:
                                        ____________________,President

ATTEST:

______________________________________

______________________________, Secretary
(Corporate Seal)

                              CBL & ASSOCIATES PROPERTIES, INC.
                               a Delaware corporation

                              BY:
                                   ____________________,President


ATTEST:

______________________________________

______________________________, Secretary
(Corporate Seal)

                              SOUTHTRUST BANK, NATIONAL
                              ASSOCIATION, a national banking
association

                              By:
                                   Ronald H. Johnston
                                   Its Vice President

                            EXHIBIT A


Real property known as:

Kingston Overlook, Knoxville, Tennessee
Devonshire Place, Cary, North Carolina
Massard Crossing, Ft. Smith, Arkansas

all as more particularly described in the individual deeds of trust and/or mortgages applicable to the above described properties.

                            EXHIBIT B

                      PERMITTED ENCUMBRANCES


As described in the Mortgages.
                            EXHIBIT C

                      REVOLVING CREDIT NOTE

$20,000,000                                   Birmingham, Alabama
                                                January ___, 1998

     FOR VALUE RECEIVED, the undersigned, the undersigned CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (the "Borrower"), promises to pay to the order of SOUTHTRUST BANK, NATIONAL ASSOCIATION, a national banking association having a principal place of business in Birmingham, Alabama (the "Bank"), the principal sum of TWENTY MILLION DOLLARS ($20,000,000),or so much as may be advanced to Borrower from time to time and not repaid by Borrower pursuant to the terms hereof, together with interest thereon at the rates of interest hereafter specified, which such principal and interest are payable in the manner provided below in lawful money of the United States.

     This Note is executed pursuant to that certain Revolving Credit Loan Agreement dated as of the date hereof between the Borrower and Bank (the "Loan Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement).

1.        Defined Terms   As used herein, the following terms shall
     have the following meanings:

          "Default Rate" means a rate which is two percent (2%) in excess of the rate then accruing on the outstanding principal balance.

          "Event of Default" has the meaning ascribed to it in
     Section 7 hereof.

          "LIBOR Rate" means one hundred and twenty-five (125) basis point (1.25%) in excess of the London Interbank Offered Rate (LIBOR), adjusted in Bank's discretion for applicable reserve requirements (if any), as quoted by Telerate (or if such rate is not available from Telerate, then from such other sources as Bank may select), and which, at Borrower's option, shall be either a one
(1) month, two (2) months, three (3) months, or six (6) months LIBOR interest period.

          "Loan" means the credit facility established for the Borrower's benefit and evidenced hereby and by the Loan Agreement.

          "Loan Documents" has the meaning ascribed to it in
Section 6 hereof.

          "Revolving Credit Advances" means the advances of the Loan to be made by the Bank in accordance with the provisions of
Article II of the Loan Agreement during the Revolving Credit
Period.

          "Revolving Credit Period" means the period of time during which the Bank will make Revolving Credit Advances of the Loan to the Borrower. The Revolving Credit shall commence on the Closing Date and shall expire on the earlier of (a) January 15, 1999 (subject, however, to being extended as is set forth in Section 2.4 of the Loan Agreement) or in the event that the Bank and Borrower shall hereafter mutually agree in writing that the Revolving Credit Loan and the Bank's commitment hereunder shall be extended to another date, such other date mutually agreed upon between Bank and Borrower to which the Bank's commitment shall have been extended, or (b) the date as of which Borrower shall have terminated the Bank's commitment under the provisions of Section 2.5 of the Loan Agreement.

          "Maturity Date" means January 15, 2001.

2.        Advances of the Line of Credit Loan.

          (a) During the Revolving Credit Period, the proceeds of the Loan will be advanced from time to time to the Borrower by the Bank in installments as requested by the Borrower, and repaid by the Borrower and subsequently re-advanced by the Bank, as requested by the Borrower, in an amount not exceeding the Borrowing Base. By reason of prepayments of the Loan, there may be times when no indebtedness is owing hereunder, and notwithstanding any such occurrence, this Note shall remain valid and shall be in full force and effect as to each subsequent Revolving Credit Advance made hereunder, and the Collateral shall remain in full force and effect as security for the Loan until all Loan Obligations have been paid in full and Bank is under no obligation to make further Revolving Credit Advances hereunder. Each Revolving Credit Advance hereunder and each payment made hereon may, at the Bank's option, be reflected by a notation made by the Bank on a grid which may be attached hereto, and the Bank is hereby authorized, at Bank's sole option, to record on such grid all such Revolving Credit Advances
and payments hereunder.   No failure of the Bank to record any
Revolving Credit Advance or payment shall limit or otherwise affect the obligation of the Borrower hereunder with respect to any Revolving Credit Advance and no payment of principal by the Borrower shall be affected by the failure of the Bank to record the same.

          (b) In the event the Bank elects not to renew the Revolving Credit Period as set forth in Section 2.4 of the Loan Agreement, the then outstanding principal hereof shall automatically convert from a revolving credit facility to a term loan, and the Borrower shall not thereafter be able to request further Revolving Credit Advances hereunder.

3.        Interest Rate.

          (a) The unpaid principal balances of the Loan shall bear interest from the Closing Date on disbursed and unpaid principal balances at the LIBOR Rate. The first selection of the one (1) month, two (2) months, three (3) months, or six (6) months LIBOR interest period shall be made by the Borrower on or prior to the date of this Note and each selection thereafter shall be made at least twenty-four (24) hours prior to the end of the then applicable interest rate period. The Borrower may not select a rate period which extends beyond the Maturity Date.

          (b) All interest on the outstanding principal balance shall be calculated on the basis of a 360-day year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

          (c) Borrower agrees that, notwithstanding the fact that Borrower may have elected to base the interest rate applicable hereunder upon Bank's cost of funds in the Eurodollar market, Bank shall not be required actually to obtain funds from such source at any time.

          (d) Upon the occurrence of any Event of Default hereunder, the outstanding principal balance will bear interest at the Default Rate until the aggregate indebtedness is paid in full.

4.        Payment Terms.

     Principal and interest shall be payable as follows:

          (a) On February 15, 1998, and on the fifteenth (15th) day of each calendar month thereafter, to and including October 15, 2001, Borrower shall pay to Bank all accrued and unpaid interest on the outstanding principal balance.

          (b) If not sooner prepaid, the unpaid principal balance of this Note and all accrued but unpaid interest under this Note shall be due and payable on the Maturity Date.

          (c) The principal and interest shall be payable in lawful money of the United States which shall be legal tender for public and private debts at the time of payment. This Note shall be valid and enforceable as to the aggregate amount advanced at any time hereunder, whether or not the full face amount hereof is advanced.

          (d) At any time and from time to time, Borrower shall have the right to prepay the outstanding principal balance, in whole or in part, without premium or penalty but with accrued interest to the date of such prepayment on the amounts prepaid.

5.        Late Charge; Interest on Overdue Installments.

          (a) Borrower shall pay to Bank a late charge equal to five percent (5%) of any monthly payment which is not received by Bank within ten (10) days of the due date thereof.

          (b) Upon the occurrence of an Event of Default hereunder, Borrower agrees to pay interest to Bank (or any subsequent holder hereof) at the Default Rate on the aggregate indebtedness represented hereby, until such aggregate indebtedness is paid in full.

          (c) Bank (or any subsequent holder hereof) shall be entitled to recover all costs of collecting, securing or attempting to collect or secure this Note, including, without limitation, court costs and reasonable attorneys' fees actually incurred, including actual reasonable attorneys' fees on any appeal by either Borrower or Bank.

6. Security. This Note is executed in connection with the Loan Agreement and is secured by the CBL Mortgages which are more particularly described in the Loan Agreement (together with any other documents executed by the Borrower or others in connection with the Loan, collectively, the "Loan Documents").


7. Events of Default. If the Borrower shall fail to make payment of any installment of interest, as above provided, within ten (10) days following mailing of notice from Bank to Borrower of such failure, or upon any default beyond the expiration of any applicable notice and cure period in the terms and provisions of any of the other Loan Documents, then, in any of such events, the entire unpaid principal balance of the indebtedness evidenced hereby together with all interest then accrued, shall, at the absolute option of the Bank, at once become due and payable, without demand or notice, the same being expressly waived.

8. Usury. In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by Borrower or inadvertently received by Bank (or any subsequent holder hereof), then such excess sum shall be credited as a payment of principal, unless Bank (or any subsequent holder hereof) elects to have such excess sum refunded to Borrower forthwith, which refund Borrower hereby agrees to accept. It is the express intent hereof that Borrower not pay and Bank (or any subsequent holder hereof) not receive, directly or indirectly, interest in excess of that which may be legally paid by Borrower under applicable law.

9.        Relationships of Parties.     Borrower and Bank agree
     that the relationship between them shall be solely that of debtor and creditor. Nothing contained in this Note or in any other Loan Document shall be deemed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between Borrower and Bank. Bank (or any subsequent holder hereof) shall not be in any way responsible or liable for debts, losses, obligations or duties of Borrower with respect to the collateral described in the Loan Documents or otherwise. Borrower, at all times consistent with the terms and provisions of this Note and the Loan Documents, shall be free to determine and follow its own policies and practices in the conduct of its business.

10.       Miscellaneous.

          (a) Borrower agrees that, as of the date hereof, there are no defenses, equities, or setoffs with respect to the obligations set forth herein.

          (b) All amounts due hereunder shall be payable in lawful money of the United States of America.

          (c) With respect to the amounts due under this Note, Borrower waives the following to the fullest extent permitted by law:

               (i) All rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any state thereof;

               (ii) Demand, presentment, protest, notice of dishonor, notice of non-payment, diligence in collection, and all other requirements necessary to charge or hold the Borrower liable on any obligations hereunder; and

               (iii)     Receipt of any further notice from or
     acknowledgment by Bank of any collateral now or hereafter deposited as security for the obligations hereunder.

          (d) Bank shall not by any act, delay, omission, or otherwise be deemed to have waived any of its rights or remedies under the Loan Documents, and no waiver of any kind shall be valid unless in writing and signed by Bank.

          (e) All rights and remedies of Bank under the terms of the Loan Documents, and applicable statutes or rules of law shall be cumulative and may be exercised successively or concurrently.

          (f) The provisions of this Note shall be construed without regard to the party responsible for the drafting and preparation hereof.

          (g)  Any provision in this Note which may be
unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

          (h) The obligations of Borrower hereunder shall be binding upon and enforceable against Borrower and its successors and assigns.

          (i) Time is of the essence of this Note and the performance of each of the covenants and agreements contained herein.

          (j) THE VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ALABAMA. THE BANK'S PRINCIPAL PLACE OF BUSINESS IS LOCATED IN JEFFERSON COUNTY IN THE STATE OF ALABAMA, AND THE BORROWER AGREES THAT THIS NOTE SHALL BE DELIVERED TO AND HELD BY BANK AT SUCH PRINCIPAL PLACE OF BUSINESS, AND THE HOLDING OF THIS NOTE BY BANK THEREAT SHALL CONSTITUTE SUFFICIENT MINIMUM CONTACTS OF BORROWER WITH JEFFERSON COUNTY AND THE STATE OF ALABAMA FOR THE PURPOSE OF CONFERRING JURISDICTION UPON THE FEDERAL AND STATE COURTS PRESIDING IN SUCH COUNTY AND STATE. BORROWER CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING ARISING HEREUNDER MAY BE BROUGHT IN THE CIRCUIT COURT OF THE STATE OF ALABAMA, JEFFERSON COUNTY, ALABAMA OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ALABAMA AND ASSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY SUCH COURT IN ANY ACTION OR PROCEEDING INVOLVING THIS AGREEMENT. NOTHING HEREIN SHALL LIMIT THE JURISDICTION OF ANY OTHER COURT.

          (k) BORROWER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE, OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF BANK AND/OR BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR IN CONNECTION WITH THIS NOTE OR THE EXERCISE OF EITHER PARTY'S RIGHTS AND REMEDIES UNDER THIS NOTE OR OTHERWISE, OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AGREES THAT BANK MAY FILE A COPY OF THIS NOTE WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT OF BORROWER IRREVOCABLY TO WAIVE ITS RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT OF BANK TO MAKE THE LOAN EVIDENCED HEREBY, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER (WHETHER OR NOT MODIFIED HEREIN) BETWEEN BORROWER AND BANK SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.


      [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]
     IN TESTIMONY WHEREOF, the above partnership Borrower and CBL Properties, Inc. has caused this instrument to be executed in the appropriate company or partnership name by its duly authorized general partner, and has adopted as its seal the word "SEAL" appearing beside its name, this sealed instrument being executed and delivered on the date first above written.

                              CBL&ASSOCIATES LIMITED PARTNERSHIP,
                              a Delaware limited partnership

                              BY:  CBL HOLDINGS I, INC.,
                                   a Delaware corporation
                                   Its Sole General Partner

                                   BY:
                                        ____________________, President


ATTEST:

______________________________________

______________________________, Secretary
(Corporate Seal)

STATE OF TENNESSEE

COUNTY OF HAMILTON

     I, _________________________________, a Notary Public of Hamilton
County, Tennessee, do hereby certify that ________________________________ personally appeared before me this day and acknowledged that __he is Secretary of CBL Holdings I, Inc., a Delaware corporation, as the Sole General Partner of CBL & Associates Limited Partnership, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal, and attested by ____self as its __________________ Secretary.

     Witness my hand and official stamp or seal, this ______ day of January, 1998.

My commission expires:

_____________________         ___________________________________________
(Notarial stamp/seal)              NOTARY PUBLIC

                            EXHIBIT D

                        CLOSING CHECKLIST

                         SURVEY MEMORANDUM

     The Bank requires a current survey on the ground made or rechecked within ninety (90) days of closing by a registered surveyor acceptable to Bank and showing all easements, set-back and building lines, lines and widths of abutting streets, distance to nearest intersecting streets affording ingress and egress to the property, and the location and dimensions of all encroachments and improvements. A survey map based on that survey, signed and certified as accurate by the surveyor shall be furnished to us and to the title insurer as specified in the commitment letter. The survey shall be in form and content acceptable to Bank and the title insurer and should contain a certificate imprinted thereon in the following form:

     This survey is made for the benefit of SouthTrust Bank, National Association, [borrower], and [title company].

     I hereby certify that this survey was made on the ground as per field notes and that the legal description shown hereon is correct; that this survey shows the location of all easements and other matters of record affecting the subject property per legal description in such easements and other matters, and shows any other matters visible on the ground which may adversely affect the subject title, other than those easements and restrictions listed below (if any) which are blanket easements and restrictions affecting the property; that this survey shows the location of all buildings and improvements on the subject property and all building set back lines; that the location of all buildings and improvements on the subject property is in conformity with all applicable zoning laws regulating the use of the subject property, applicable laws containing minimum setback provisions, and covenants and restrictions of record; that there are no encroachments either way except as shown on the survey; that all utilities enter the subject property by way of public easements; that adequate ingress and egress to and from the subject property is provided by streets and dedicated public rights-of-way maintained by the City of ________________, ____________________; and that the subject property does not serve any adjoining properties for drainage, ingress and egress, or other purposes. The following are blanket easements and restrictions affecting the property which are not capable of being depicted at a specific location or area:
     [list by recording information].



                              Registered Surveyor

                              (Stamp or Seal)

                        SURVEY MEMORANDUM

In an attempt to avoid requiring a revised final survey, the following is a list of items which, in addition to the above, we require on all of our surveys:

          1. Each boundary line should have a bearing and distance, not merely an angle at corner.

     2. The legal description must be imprinted on the face of the survey. This legal description should be a metes and bounds description, and not just a reference to a previous survey or platted subdivision, but such reference should also be included if applicable.

     3. All easements affecting the property (burdening or benefitting) should be traced on the survey, including water, sewer, power, gas, telephone and storm sewer. In this regard the surveyor must show how the real property is drained and how it is served with utilities by locating above and below ground utilities entering the property, and the location at which the utilities tap onto such buildings.

     4.   Have the surveyor indicate the acreage of the property.

     5. Have the surveyor indicate the error of closure, with a minimum requirement of one/ten thousand.

     6. Have the surveyor show the street address of the property on the face of the survey.

     7. Have the surveyor indicate the square footage of the building inside the foundation line.

     8. Have the surveyor indicate parking lot striping and location of landscaping and the total number of spaces as well as the number of spaces per thousand square feet of floor space in the buildings.

     9. Book and page numbers must be shown on the survey to identify all easements and other matters of record affecting the subject property, listing blanket easements and other matters in the certificate and listing specific easements and other matters at their location on the property.

     10. The surveyor should state whether any part of the property lies within a flood hazard area, and, if only a part, should show the flood line generally and whether all or a part lies within a flood hazard area, should show the elevation below which there is a flood zone and the elevation of all corners of the buildings, and state the FEMA flood map reference.

              SOUTHTRUST BANK, NATIONAL ASSOCIATION
              REQUIREMENTS FOR ENVIRONMENTAL REPORT

     Bank requires a Phase I Environmental Site Assessment of the subject property (the "Site") which must, at a minimum, satisfy the following requirements:

     1.   The report must be dated within three months of closing.

     2. The firm and the engineer preparing the report must be approved by Bank prior to the preparation of the report. Bank reserves the right to review the firm's client list, the qualifications of the engineer preparing the report, and a sample
Phase I report.

     3. The report must be addressed to Bank, or the engineer must execute a letter authorizing Bank to rely upon the report to the same extent as if addressed to Bank.

     4. The engineers preparing the report must sign it. The engineers should state in their report that they are familiar with applicable federal, state and local environmental laws and ordinances affecting the Site. The report must certify that it has been prepared in accordance with ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process (Designation E 1527-97). Terms used in quotation marks in these Requirements have the meanings given in ASTM Standard Practice E 1527-97.

     5. Any proposal or application which is to govern the scope of work or the engineer's liability must be approved by Bank prior to completion of the report and must be included within the report.

     6.   The report must contain:

          (a) a review of the chain of title for the Site for a period of at least fifty years and an analysis of the likelihood that the owners or lessees identified in the chain of title used, stored or handled "hazardous substances" or "petroleum products" on the Site.

          (b) a determination of which adjacent or nearby parcels may, due to the flow of surface water or groundwater or other conditions, be likely to have an environmental impact on the Site ("Affecting Parcels"). Affecting Parcels shall include, at a minimum, all parcels located within one-half mile of the Site unless the engineer states that a lesser radius will include all parcels having any potential environmental impact upon the Site.

          (c) a review of available aerial photographs of the Site and Affecting Parcels and an analysis of the likelihood that the uses of the Site and Affecting Parcels identified in the photographs indicate the use, storage or handling of "hazardous substances" or "petroleum products" in a manner which would likely impact the Site.

          (d) a statement that the engineer has checked available federal, state and local records, including all "standard environmental record sources," affecting the Site and other properties within the "approximate minimum search distance," and a discussion and analysis of any reports filed or investigations made and their impact upon the Site.

          (e) a report of a recent "site reconnaissance," which shall include an investigation of all buildings, surface water and vegetation located on the Site, and a report of interviews with owners and occupants of the Site and Affecting Parcels and regulatory personnel as deemed necessary.

          (f) the engineer's opinion as to whether there are now located on the Site, or have been, any ground water wells and, if so, their location and condition.

          (g) the engineer's opinion as to whether there are now located on the Site, or have been, any above- or below-ground storage tanks and, if so, their location, contents and condition, whether they are registered, whether any leaks have been reported, and, if so, a description of any remediation effort and its current status.

          (h) a determination of whether or not the Site is located in an area containing concentrations of radon as determined by the EPA or other regulatory agencies, and if so, radon testing should be conducted and the results included in the report.

     7. The report should conclude that the assessment has revealed no evidence of "recognized environmental conditions," except as noted, and that no further investigation is recommended to determine the presence or absence of "hazardous substances" or "petroleum products" on the Site. If the engineer indicates that either (a) further investigation will be necessary, or is recommended, to determine the presence of "hazardous substances" or "petroleum products," or (b) there is evidence of "hazardous substances" or "petroleum products" on the Site (other than storage and use of such materials in compliance with applicable law), Bank may, in its discretion, decline to proceed with the loan transaction. If Bank agrees to proceed, further testing and/or remediation, consistent with the engineer's recommendation, will be required until a clean opinion can be given.

     8. If there are existing structures on the Site, Bank will also require an asbestos report indicating the presence or absence of asbestos-containing materials (ACM's). If ACM's are present, the report should include (a) the location of the ACM's, (b) an analysis of friability of such ACM's, (c) a statement as to whether removal, encapsulation, enclosure, or development of an operations and maintenance program is recommended, and (d) an estimate of the costs to comply with the recommendations in (c) above. Evidence will be required that the engineer's recommendations have been followed.

                            EXHIBIT E

                     NON-DEFAULT CERTIFICATE

           For Fiscal Year Ended _______________, 19__.
         For Fiscal Quarter Ended _______________, 19__.

          The undersigned, a duly authorized officer of CBL & Associate Limited Partnership, a Tennessee limited partnership [referred to as "Borrower" in that certain Loan Agreement (the "Loan Agreement") dated April ___, 1997 between Borrower and SouthTrust Bank of Alabama, National Association ("Bank")], certifies to said Bank, in accordance with the terms and provisions of said Loan Agreement, as follows:

1. All of the representations and warranties set forth in the Loan Agreement are and remain true and correct on and as of the date of this Certificate with the same effect as though such representations and warranties had been made on and as of this date except as otherwise previously disclosed to the Bank in writing.

2. As of the date hereof, Borrower has no knowledge of any Event of Default, as specified in Section 8 of the Loan Agreement, nor any event which, upon notice, lapse of time or both, would constitute an Event of Default, has occurred or is continuing.

3. As of the date hereof, Borrower is in full compliance with all financial covenants contained in the Loan Agreement, and the following are true, accurate and complete:

     (a)  The Net Worth (as defined in the Loan Agreement) of the
          Borrower is $__________________________ as of
          ________________, 19___.

     (b)  The Total Obligations to Portfolio Value Ratio of the
          Borrower is _____ to _____ as of _____________________,
          19__.

     (c) The Debt Coverage Ratio of the Borrower is ____ to ____ as of ______________, 19__.

     (d)  The Interest Coverage Ratio of the Borrower is ____ to
          ____ as of _____________________, 1996.

     DATED this ______ day of ______________________, 19__.

                              CBL & ASSOCIATES LIMITED PARTNERSHIP

                              BY:  CBL HOLDINGS I, INC., Its Sole
                                   General Partner

                              By:________________________________
                              Title:_____________________________

                          EXHIBIT F

                            LITIGATION

               Disclosure Pursuant to Paragraph 5.5


          See Exhibit "F-1" attached for description of all litigation.




                      ENVIRONMENTAL MATTERS

              Disclosure pursuant to Paragraph 5.11


                              None.